CERTIFICATE OF

HII TECHNOLOGIES, INC.

INCREASING NUMBER OF SHARES OF PREFERRED STOCK

DESIGNATED AS

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

I, Matthew C. Flemming, do hereby certify:

1. That I am the duly elected  President and Chief Executive Officer and President of HII Technologies, Inc., a Delaware corporation (the “Corporation”).

2. On June 10, 2014, the Board of Directors of the Corporation approved resolutions designating as “Series A Convertible Preferred Stock” (the “Series A Preferred”) an aggregate of 3,000 of the shares of Preferred Stock that the Company is authorized to issue pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), all as set forth in the Certificate of Designation of Series A Convertible Preferred Stock of HII Technologies, Inc. filed with the Secretary of State of the State of Delaware on June 11, 2014 (the “Certificate of Designation”)

3. Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), and unless otherwise set forth in the Certificate of Incorporation or the Certificate of Designation, the Corporation may by resolution or resolutions adopted by the Corporation’s Board of Directors increase the number of shares of its authorized Preferred Stock designated as Series A Preferred (but not above the total number of authorized shares of such class).

4. Pursuant to such Section 151(g) of the DGCL, the Certificate of Incorporation, and the Certificate of Designation, on June 26, 2014, the Board of Directors of the Corporation and a majority of the holders of the outstanding Series A Preferred adopted and approved the following resolutions, with the effect of increasing the number of shares of Series A Preferred designated pursuant to the Certificate of Designation from 3,000 to 4,000:

RESOLVED, that pursuant to the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”), filed with the Secretary of State of the State of Delaware on June 11, 2014 pursuant to Section 151 of the Delaware General Corporation Law, the Corporation was authorized to issue 3,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”), as a series of the Corporation’s authorized Preferred Stock, par value $0.001 per share.

RESOLVED FURTHER, that pursuant to the authority expressly granted and vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Corporation and the consent of the holders of a majority of the outstanding shares of Series A Preferred, as required by the Certificate of Designation, the number of shares of the series of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock be, and hereby is, increased from 3,000 shares to 4,000 shares.

RESOLVED FURTHER, that the appropriate officers of the Corporation be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a Certificate (the “Certificate of Increase”) with the Secretary of State of the State of Delaware increasing the number of shares constituting the Series A Convertible Preferred Stock from 3,000 shares to 4,000 shares and to take any and all other actions deemed necessary or appropriate to effectuate this resolution. further

RESOLVED FURTHER, that any officer of the Corporation be, and each hereby is, authorized and directed in the name and on behalf of the Corporation to prepare, file and deliver any and all notices or other filings that may be required by applicable law as determined by such officer(s), the Certificate of Designation or the Certificate of Increase.

IN WITNESS WHEREOF, HII Technologies, Inc. has caused this Certificate to be executed by Matthew C. Flemming, its Chief Executive Officer and President, this 26th day of June, 2014.

HII TECHNOLOGIES, INC.

/s/ Matthew C. Flemming
Matthew C. Flemming, Chief Executive Officer and President